EXHIBIT 99.1

For Immediate Release

HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES APPROVAL
OF STOCK REPURCHASE PROGRAM AND
DECLARATION OF QUARTERLY CASH DIVIDEND

SHREVEPORT, La — October 12, 2016 — Home Federal Bancorp, Inc. of Louisiana (the "Company") (NASDAQ: HFBL) the holding company for Home Federal Bank announced today that its Board of Directors at their meeting on October 12, 2016, approved the Company's seventh stock repurchase program. The new repurchase program provides for the repurchase of up to 97,000 shares, or approximately 5.0% of the Company's outstanding common stock assuming the completion of the sixth stock repurchase program, from time to time, in open market or privately negotiated transactions.  As of the date hereof, there are a total of 21,813 shares remaining for repurchase under the sixth stock repurchase program.

The Company also announced today that its Board of Directors at their meeting on October 12, 2016, declared a quarterly cash dividend of $.09 per share on the Company's common stock. The dividend is payable on November 7, 2016, to the shareholders of record at the close of business on October 24, 2016.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its six full-service banking offices and home office in northwest Louisiana.  Additional information is available at www.hfbla.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Contact:
Home Federal Bancorp, Inc. of Louisiana James R. Barlow, President and Chief Executive Officer (318) 222-1145